Exhibit 10.12
Summary of Cash Compensation for Named Executive Officers
On March 14, 2006, the Compensation Committee approved the following base salaries for the named executive officers, commencing on April 1, 2006:

Name and Principal Position	Annual Base
Salary ($)

Eric A. Danziger President and Chief Executive Officer	$341,250

Gary M. Beasley Executive Vice President and Chief Financial Officer	240,000

William C. Sinclair Executive Vice President, Operations and Business Development	210,000

Joseph Patrick Lashinsky Senior Vice President, Product Strategy and Development	215,000

Jeffrey G. Wagoner Senior Vice President, Sales	200,000
In addition, Mr. Wagoner receives a monthly housing allowance of $5,000, payable in accordance with normal payroll practices.
The Compensation Committee determined these salaries after considering the Company’s ability to attract and retain qualified individuals, certain salary comparables for the market, and the Company’s desire to gradually adjust certain salaries to reflect market salaries and the skills of the named executive officers.